                                                                   EXHIBIT 10.26


          CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST
      FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION


November 7, 2000


William G. Gerber, MD
President & CEO
Epoch Biosciences, Inc.
12277 134th Ct. N.E.
Suite 110
Redmond, WA 98052

      RE: LETTER AGREEMENT BETWEEN EPOCH BIOSCIENCES, INC.
          AND BAY CITY CAPITAL BD LLC

Dear Bill:

         This Letter Agreement (this "Agreement") will confirm the understanding and agreement between Bay City Capital BD LLC ("BCC") (the "Advisor") and Epoch Biosciences, Inc. ("Epoch" or the "Company") as follows:

         1. The Company hereby engages the Advisor as the Company's sole and exclusive advisor for the purposes of:

PHASE I:

            (a) developing a strategic action plan aimed at accessing, developing and commercializing oligonucleotide research products for end-user markets ("Reagent Strategy");

PHASE II:

            (b) advising and representing the Company concerning certain opportunities for the purchase of an interest in, or the assets of, one or more existing businesses engaged in the manufacture and sale of oligonucleotide research products (as more particularly defined below, a "Purchase");

            (c) advising and representing the Company concerning certain opportunities for the acquisition of products or technologies that implement or accelerate the Reagent Strategy (as more particularly defined below, a "Product or Technology Acquisition");

            (d) facilitating specific opportunities for alliances between potential corporate partners and the Company which serve to implement or accelerate the Reagent Strategy (as more particularly defined below, an "Alliance");

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 2


            (e) advising the company in the analysis of emerging technologies and market trends which present opportunities for Epoch to [*];

            (f) advising and representing the Company concerning certain opportunities for (i) the purchase of an interest in, or the assets of, one or more existing businesses (a "Purchase") or (ii) the acquisition of certain products or technologies (a "Product or Technology Acquisition") which serves to advance or accelerate [*].

         2. The Advisor hereby accepts the engagement described in paragraph 1 and, in that connection, agrees to use its best reasonable commercial efforts to undertake the efforts described in paragraph 1, and to:

            (a) consult with and advise the Company concerning the Reagent Strategy; and

            (b) consult with and advise the Company concerning opportunities for Purchases, Alliances and/or Product or Technology Acquisitions, including but not limited to those companies listed in Exhibit A; and any other companies or entities requested by the Company; and

            (c) participate, with the consent of management and the Board of Directors, on the Company's behalf in negotiations for such Purchases, Alliances and/or Product or Technology Acquisitions; and

            (d) consult with and advise the Company concerning [*].

         3. For purposes of this Agreement:

            (a) A "Purchase" by the Company shall mean any transaction or series or combination of transactions, whereby directly or indirectly, a majority of the voting equity interests in a business entity, or a material amount of any of the respective assets of a business entity is acquired by the Company for consideration. A Purchase shall exclude the acquisition of capital equipment from a seller in the ordinary course of its business.

            (b) A "Product or Technology Acquisition" by the Company shall mean any transaction, agreement, arrangement, or collaboration, other than a Purchase, whereby the Company acquires a right to develop, manufacture, market and/or sell existing and potential research products and technologies.

            (c) An "Alliance" with the Company shall mean any agreement, arrangement or collaboration, other than a Purchase or Product or Technology Acquisition by the Company, whereby the Company transfers or commits a material amount of Company assets (whether in the form of cash, equipment, employee resources or otherwise) toward a third-party business arrangement, including without limitation, through a joint venture or strategic partnership, a minority investment, or any similar transaction. An Alliance shall exclude (i) any bank credit arrangements for the purpose of capital equipment debt/lease or receivables financing; (ii) supply, licensing and development agreements with third parties entered into in the normal course of business where the sole purpose is

      *CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 3


to commercialize existing Company technologies and there are no third-party technologies or products being transferred to or committed to the Company by such third-party; and (iii) strategic alliances or other partnerships with any company named on the list of exclusions attached hereto as Exhibit B, unless mutually agreed to by the Advisor and the Company.

            (d) "Consideration" shall mean the gross value of all cash, securities and other property (i) paid directly or indirectly by the Company in connection with a Purchase or Product or Technology Acquisition, (ii) paid directly by the Company in connection with an Alliance, (iii) contributed by the Company in the case of an Alliance with the Company involving a joint venture or strategic partnership. The value of any such securities (whether debt or equity) or other property shall be determined as follows: (x) the value of securities for which there is an established public market will be equal to the average of the closing market price of the security over the ten (10) days trading days immediately preceding the closing of such Purchase or Acquisition, and (y) the value of securities that have no established public market, and the value of consideration that consists of other property, shall be the fair market value thereof. "Consideration" in an Alliance shall include, without limitation, up-front equity payments, up-front licensing fees up-front royalties and milestones (with the exception of those instances where milestone achievement is directly financed by the Company, in which case only the premium above costs incurred will be included as consideration), but shall exclude recurring royalties and similar such payments. "Consideration" also shall be deemed to include the aggregate principal amount of any indebtedness for money borrowed and any unfunded pension liabilities and guarantees of the transferor or Alliance partner, assumed, directly or indirectly, whether contractually or by operation of law, in connection with such Purchase, Product or Technology Acquisition, or Alliance. Consideration in an Alliance shall exclude the internal expenses or expense commitments of the Alliance partner, or amounts paid to third parties for research work or furtherance of the Alliance products or programs.

         4. The Company shall:

            (a) furnish to the Advisor the names of all parties for which the Company desires the Advisor's engagement hereunder concerning a possible Purchase or Product or Technology Acquisition by the Company or an Alliance with the Company (a current list of which is on Exhibit A);

            (b) furnish to the Advisor the names of all parties which the Company has or intends to approach with regard to supply, license or development agreements concerning existing Company technologies;

            (c) furnish to the Advisor the conclusions of any research to date regarding emerging technologies or other strategic opportunities for which the Company desires the Advisor's engagement hereunder concerning possible Product or Technology Acquisitions by the Company; and

            (d) make available to the Advisor all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company which the Advisor reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall be complete and accurate and not misleading, and the Advisor shall be entitled to rely upon the accuracy and completeness of all such information without independent verification. The Company shall continue to advise the Advisor regarding any material developments or matters relating to the Company that occur during the term of the Advisor's engagement hereunder.

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 4


         5. In consideration for the services rendered by the Advisor hereunder, the Company shall pay the Advisor as follows:

            (a) A retainer fee (the "Fee") in the form of a five-year, net exercisable Warrant to purchase 40,000 shares of the Company's stock at an exercise price of $10.19, (the average of the closing prices over ten (10) trading days preceding the date of this letter agreement) (the form of Warrant is attached as Exhibit C);

            (b) Transaction fees according to the schedule below, payable in cash or warrants to purchase stock at the sole discretion of the Company. If a Purchase or Product or Technology Acquisition occurs within six months of execution of this Agreement, or if a Purchase or Product or Technology Acquisition involves a party named on Exhibit A and occurs within twelve months of the execution of this Agreement, then the Company shall compensate the Advisor in an amount equal to [*] Percent ([*]%) of the Purchase or Product or Technology Acquisition transaction value, with a minimum of $[*] fee per transaction. Notwithstanding the foregoing, if the aggregate Consideration in the transaction is less than Ten Million Dollars, the compensation shall be equal to [*] Percent ([*]%) of the transaction value, with a minimum of $[*] fee per transaction. If an Alliance occurs within six months of execution of this Agreement, or if an Alliance involves a party named in Exhibit A and is concluded within twelve months of the execution of this Agreement, then the Company shall compensate the Advisor in the amount of [*] Percent ([*]%) of the Alliance transaction value, with a minimum of $[*] fee per transaction. A transaction will be considered to have occurred upon closing and any fee with respect to Consideration received after closing, shall be payable only after actual receipt.

            (c) If compensation is made using warrants to purchase stock, the Company shall issue to the Advisor warrants to purchase shares of the Company's common stock with the following features:

Number of Shares:  The number of shares issuable on exercise of the warrants shall be calculated so that the Black-Scholes value, on the date of signing a letter of intent or definitive agreement, (the "Transaction Signing Date", which may predate the closing), equals the transaction fee payable to the Advisor set forth in Section 5(b) above, assuming a [*] percent
                   [*] volatility. The number of shares is subject to adjustment as set forth below.


      *CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 5


Exercise Price:                Either (i) for warrants issued within six (6)
                               months of the date of this letter agreement, $10.19, the average of the closing prices over the ten (10) trading days preceding the date of this Agreement, or (ii) for warrants issued six
                               (6) months or more after the date of this Agreement, the average of the closing prices over the ten (10) trading days preceding the six (6) month anniversary of the date of this Agreement.
                               The exercise price on issuance will be subject to adjustment as set forth below.

Adjustment to Number of        If, on the date of issuance of the warrants, the
Shares (Stock Price            spread (i.e. the difference between (i) the
Increase):                     aggregate value of the shares underlying the
                               warrant based on the average of the closing prices over the ten (10) trading days preceding the Transaction Signing Date, and (ii) the aggregate exercise price) exceeds two (2) times the transaction fee payable under Section 5(b) above, then the number of shares issuable on exercise of the warrant shall be reduced to limit the spread to two (2) times the transaction fee.
                               In such case the exercise price will not change from that set forth above. An example of this adjustment is set out on Exhibit D.

Adjustment to Number of        If, on the Transaction Signing Date, the exercise
Warrants and Exercise Price    price as calculated above is more than the
(Stock Price                   average of the closing prices over the ten (10)
Decrease):                     trading days preceding the Transaction Signing
                               Date, then the exercise price shall decrease to be the average of the closing prices over the ten
                               (10) trading days preceding the Transaction
                               Signing Date so that the Black-Scholes value of the warrants equals the transaction fee payable to the Advisor set forth in Section 5(b) above, assuming a [*] percent [*] volatility. In such case both the exercise price and the number of shares issuable on exercise of the warrants will change from that set forth above. An example of this adjustment is set out on Exhibit D.

Term:                          Five (5) years.

Exercise Method:               Cash or net exercise based on the closing price
                               of the common stock on the day preceding the date of exercise.

Anti-Dilution:                 After issuance, adjustment of exercise price and
                               number of shares for stock splits, combinations, etc. No other price adjustment for changes in value or dilution.

Merger, Acquisition:           Warrant terminates on acquisition of the Company.

Registration Rights:           Piggyback. A form of warrant is attached to this
                               letter agreement as Exhibit C.

         6. In addition to the above fees, the Company shall reimburse the Advisor upon request and receipt of appropriate documentation for its reasonable out of pocket expenses incurred in connection with its engagement hereunder.


      *CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 6


         7. The Company shall:

            (a) indemnify and hold harmless the Advisor and its directors, controlling persons, officers, employees, agents, representatives, and affiliates, and the directors, controlling persons, officers, employees, agents, representatives, and affiliates of such other party's agents, representatives, and affiliates (collectively, "Indemnified Persons"), from and against any and all losses, claims, actions, suits, damages, costs, expenses, fees or liabilities (including, but not limited to, reasonable attorneys' fees) to which the Indemnified Persons may become subject or may suffer as a result of claims, suits, actions or other proceedings by the Company or any other third-parties arising out of the rendering of services by the Advisor hereunder (including any services rendered prior to the date hereof), or the rendering of additional services by the Advisor as requested by the Company that are related to the services rendered hereunder, provided no such indemnification shall apply to any loss, or claim arising from (i) the gross negligence or willful misconduct of the Advisor or any Indemnified Person or (ii) any claim of Company against the Advisor; and

            (b) reimburse the Advisor and its directors, controlling persons, officers, employees, agents, representatives, and affiliates, and the directors, controlling persons, officers, employees, agents, representatives, and affiliates of such other party's agents, representatives, and affiliates promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising out of the rendering of services by the Advisor hereunder or the rendering of additional services by the Advisor as requested by the Company that are related to the services rendered hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein), provided no such reimbursement shall apply to any lawsuit, investigation, claim or proceeding arising from the gross negligence or willful misconduct of the Advisor or any Indemnified Person. The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph 7 shall apply whether or not the Advisor is a formal party to any such lawsuits, investigations, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Person. The Company further agrees that, without the Advisor's prior written consent, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement (whether or not the Advisor or any other Indemnified Person is an actual or potential party to such lawsuit, claim or proceeding) , unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

         8. In the event of a third party claim, the Company shall be entitled to defend the Indemnified Persons with counsel of its choice. The Indemnified Persons are entitled to retain separate counsel of their choice (at the Indemnified Person's expense) in connection with any such third party claim.

         9. The Company and the Advisor agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 7 is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of the Advisor, then, whether or not the Advisor is the Indemnified Person, the Company and the Advisor shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 7


unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and the Advisor on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and the Advisor on the other hand, as well as any other equitable considerations. The Advisor (together with its related Indemnified Persons) shall not be under any obligation to contribute an amount in excess of the fees paid to the Advisor hereunder, unless such obligation results from the negligence or willful misconduct of the Advisor.

         10. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, the Advisor shall keep confidential all non-public information provided to it by the Company, or by a third-party for the benefit of the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as the Advisor determines to have a need to know and who are under an obligation of confidentiality.

         11. Except as required by applicable law, any advice to be provided by the Advisor under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of the Advisor, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

         12. The Company agrees that the Advisor has the right following the closing of a Purchase to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that the Advisor submits a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld.

         13. The term of the Advisor's engagement hereunder shall terminate twelve (12) months from the date of execution of this Agreement unless earlier terminated as set forth below. Either party may terminate the Advisor's engagement hereunder at any time in whole or in part by giving the other party at least ten (10) days prior written notice. Paragraphs 7-12 and 14-17 shall survive termination or expiration of this Agreement. In addition, the Company's obligation to pay fees pursuant to paragraph 5 shall survive with respect to (i) transactions closed prior to such termination or expiration, and (ii) transactions closed within twelve (12) months following such termination or expiration which were instituted with the Advisor prior to such termination or expiration. Within thirty (30) days after the effective date of any such termination, the Advisor will deliver to the Company (i) copies of Exhibit A and Exhibit B as then constituted and (ii) a list of any companies with which the Advisor has instituted transactions as of the termination or expiration.

         14. The Company and the Advisor each represent to the other that there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 8


         15. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by the Advisor hereunder. The Company further agrees that neither the Advisor nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company or any person asserting claims an behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by the Advisor hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the negligence or willful misconduct of the Advisor.

         16. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of California.

         17. Any controversy of claim arising out of or relating to this Agreement, or the alleged breach of this Agreement, shall be settled by binding arbitration situated in San Francisco, California and administered under the American Arbitration Association Rules by that arbitration service, or as the parties may otherwise mutually agree within 10 days of any request by any party for submission of a matter to arbitration. Any judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. This agreement to arbitrate is specifically enforceable. The arbitrator(s) may not award punitive or consequential damages. The parties to this Agreement agree that, in the event that any party to this Agreement initiates any arbitration proceedings to obtain any payments, benefits, rights or injunctive or other relief related to this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys fees and other related expenses incurred by the prevailing party to the extent successful in the proceedings.

         18. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Letter to William Gerber, MD.                                       CONFIDENTIAL
November 7, 2000
Page 9


         If the foregoing correctly sets forth the understanding and agreement between the Advisor and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date noted below.


                                              Bay City Capital BD LLC


                                              By: /s/ ANDREW J. SCHWAB
                                                  ------------------------------
                                                      Andrew J. Schwab
                                                      Vice President


Agreed to and accepted this 7 day of
November, 2000.


Epoch Biosciences, Inc.


By: /s/ WILLIAM G. GERBER
    -----------------------------------
Name: William Gerber, M.D.
      Title: Chief Executive Officer